Exhibit 1.1

EXECUTION VERSION

7,000,000 Shares

Mercer International Inc.

Common Stock

UNDERWRITING AGREEMENT

March 27, 2014

Credit Suisse Securities (USA) LLC

As Representative of the Several Underwriters,

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, N.Y. 10010-3629

Ladies and Gentlemen:

Introductory. Mercer International Inc., a Washington corporation (the “Company”), on the terms and subject to the conditions set forth herein, proposes to issue and sell to the several Underwriters named in Schedule A hereto (the “Underwriters”), for whom you are acting as representative (the “Representative”), 7,000,000 shares (the “Firm Securities”) of common stock, $1.00 par value per share, of the Company (“Common Stock”) and also proposes to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 1,050,000 additional shares (the “Optional Securities”) of its Common Stock as set forth below. The Firm Securities and the Optional Securities are herein collectively called the “Securities.”

The Company understands that the Underwriters propose to make an offering of the Securities on the terms and in the manner set forth herein and in the General Disclosure Package (as defined below) and the Final Prospectus (as defined below) and agrees that the Underwriters may resell, subject to the conditions set forth herein, all or a portion of the Securities to investors at any time after the date of this Agreement.

The Company hereby confirms its agreements with the Underwriters as follows:

SECTION 1. Representations and Warranties. The Company hereby represents, warrants and covenants to the several Underwriters as follows:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-185246), including a related prospectus, covering the registration of the Securities under the Securities Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

The Company has also filed with the Canadian securities regulatory authorities in the Provinces of British Columbia, Alberta, Manitoba and Ontario (the “Canadian Regulatory Authorities”), an “MJDS prospectus” as defined in Canadian National Instrument 71-101 (“NI 71-101”) and obtained a receipt therefore. The Company and the Underwriters agree to the covenants, and make the representations and warranties regarding offers and sales of Firm Securities and the Optional Securities in Canada as set out on Schedule D.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Applicable Time” means 5:00 p.m. (Eastern time) on the date of this Agreement.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Securities means the time of the first contract of sale for the Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Securities and otherwise satisfies Section 10(a) of the Securities Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Securities Act.

(b) Compliance with Securities Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Securities and (D) on each Closing Date (as defined below), the Registration Statement conformed and will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on each Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(a) hereof.

(c) Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Securities Act and not being the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Securities, all as described in Rule 405.

(d) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and the preliminary prospectus supplement, dated March 24, 2014, including the base prospectus, dated December 3, 2012, (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General

Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(a) hereof.

(e) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date that the Company notified or notifies the Representative as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representative and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f) Incorporated Documents. The documents incorporated by reference in each of the Registration Statement, the Statutory Prospectus and the Final Prospectus, when they were filed with the Commission, except to the extent otherwise superseded by a document subsequently filed with the Commission, conformed in all material respects to the requirements under the Exchange Act. Any further documents so filed and incorporated by reference in any of the Registration Statement, the Statutory Prospectus or the Final Prospectus or any further amendment or supplement thereto, when such documents are filed with the Commission, will conform in all material respects to the requirements under the Exchange Act.

(g) The Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law, provisions specifying that provisions of documents may be amended or waived only in writing may not be enforceable and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles including limitations and other restrictions on a party’s rights to specific performance, indemnification and contribution including public policy considerations (the “Enforceability Exceptions”).

(h) Authorization of the Securities. The Securities have been duly authorized; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package; when the Securities have been delivered and paid for in accordance with this Agreement on each Closing Date, such Securities will have been validly issued, fully paid and nonassessable, will conform to the information in the General Disclosure Package and to the description of such Securities contained in the Final Prospectus; the stockholders of the Company have no preemptive rights with respect to the Securities.

(i) No Material Adverse Change. Except as otherwise disclosed in the General Disclosure Package and the Final Prospectus, subsequent to the respective dates as of which information is given in the General Disclosure Package: (i) there has been no material adverse change or any development involving a prospective material adverse change in the business, properties, operations, condition (financial or otherwise) earnings or results of operations of the Company and its subsidiaries taken as whole (any such change is called a “Material Adverse Change”), (ii) the Company and its subsidiaries (taken as a whole) have not incurred or undertaken any material liabilities or obligations, direct or contingent, or entered into any material transactions, or (iii) the Company has not declared or paid any dividends or made any distribution of any kind with respect to its capital stock and, except as described in General Disclosure Package and the Final Prospectus, there has not been any material change in the capital stock, or any material change in the short-term or long-term debt, or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock, of the Company or its subsidiaries, other than pursuant to existing executive stock compensation plans of the Company in the normal course of business generally consistent with past practices.

(j) Independent Accountants. PricewaterhouseCoopers LLP, which has expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules filed with the Commission included or incorporated by reference in the General Disclosure Package and the Final Prospectus, is an independent registered public accounting firm with respect to the Company and independent public or certified public accountants, within the meaning of Regulation S-X under the Securities Act and the Exchange Act.

(k) Preparation of the Financial Statements. The historical financial statements, together with the related schedules and notes, included or incorporated by reference in the General Disclosure Package and the Final Prospectus present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements and supporting schedules comply as to form with the applicable accounting requirements under the Securities Act and have been prepared in conformity with generally accepted accounting principles, as applied in the United States, applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The financial data set forth or incorporated by reference in the General Disclosure Package and the Final Prospectus under the captions “Prospectus Supplement Summary—Summary Consolidated Financial and Operating Information,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the General Disclosure Package and the Final Prospectus fairly present, in all material respects, the information set forth therein on a basis consistent with that of the audited financial statements contained in the General Disclosure Package and the Final Prospectus.

(l) Incorporation and Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Washington with corporate power and authority to own its properties and conduct its business in all material respects as described in the General Disclosure Package and the Final Prospectus; and the Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character or location of its properties (owned, leased or licensed) or the nature or conduct of its business makes such qualification necessary, except for those failures to be so qualified or in good standing which will not result in a Material Adverse Change.

(m) Incorporation and Good Standing of Subsidiaries. Each subsidiary of the Company has been duly incorporated or organized and is an existing corporation, partnership or limited partnership in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package and the Final Prospectus; and each significant subsidiary (as that term is defined in Rule 1-02 of Regulation S-X, a “Significant Subsidiary” and collectively, the “Significant Subsidiaries”) of the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except in each case to the extent that the failure to be so qualified would not result in a Material Adverse Change; all of the issued and outstanding capital stock of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens or encumbrances, other than liens and encumbrances granted pursuant to the terms of the Stendal Loan Facility, the Blue Mill Facility, the Rosenthal Loan Facility, the Rosenthal Investment Loan and the Celgar Working Capital Facility (as such terms are defined in the General Disclosure Package and the Final Prospectus) (“Permitted Liens”).

(n) Capitalization and Other Capital Stock Matters. The authorized, issued and outstanding capital stock of the Company is as set forth in the General Disclosure Package and the Final Prospectus under the caption “Capitalization” (other than for subsequent issuances of capital stock, if any, pursuant to employee benefit plans as set forth or incorporated by reference in the General Disclosure Package and the Final Prospectus or upon exercise of outstanding options or warrants as set forth or incorporated by reference in the General Disclosure Package and the Final Prospectus). All of the outstanding shares of Common Stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws. None of the outstanding shares of Common Stock of the Company were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those described in the General Disclosure Package and the Final Prospectus.

(o) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or organization documents or in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject (each, an “Existing Instrument”), except for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change or as are described in the General Disclosure Package and the Final Prospectus. The Company’s execution, delivery and performance of this Agreement, and the issuance and delivery of the Securities, and consummation of the transactions contemplated hereby and by the General Disclosure Package and the Final Prospectus (i) will not result in any violation of the provisions of the charter or by-laws or organization documents of the Company or any subsidiary, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, Defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Change, and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any Significant Subsidiary, except for such violations as would not, individually or in the aggregate, result in a Material Adverse Change. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Company’s execution, delivery and performance of this Agreement, or the issuance and delivery of the Securities, or consummation of the transactions contemplated hereby and by the General Disclosure Package and the Final Prospectus, except such as have been obtained or made by the Company as of the First Closing Date and are in full force and effect under the Securities Act, applicable state securities or blue sky laws. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(p) No Material Actions or Proceedings. Except as disclosed in the General Disclosure Package and the Final Prospectus, there is no legal or governmental proceeding to which the Company or any of its subsidiaries is a party, or of which any property of the Company or any of its subsidiaries is the subject which, singularly or in the aggregate, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to result in a Material Adverse Change or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, and to the knowledge of the Company, no such proceeding is threatened or contemplated by governmental authorities or threatened by others. No labor disturbance with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that would reasonably be expected to result in a Material Adverse Change. To the best of the Company’s knowledge, no labor disturbance has been threatened, by its employees that would reasonably be expected to result in a Material Adverse Change.

(q) Intellectual Property Rights. The Company and its Significant Subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted; and the expected expiration of any of such Intellectual Property Rights, if not renewed or replaced, would not result in a Material Adverse Change. Neither the Company nor any of its Significant Subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Change.

(r) All Necessary Permits, etc. Except as disclosed in the General Disclosure Package and the Final Prospectus, or as would not result in a Material Adverse Change, each of the Company and its Significant Subsidiaries (i) possesses all grants, subsidies, guarantees, consents, approvals and other authorizations from appropriate government agencies (“State Aid Grants”) and all permits, licenses, consents and other authorizations (collectively, the “Government Licenses”) issued by, and has made all filings with, the appropriate regulatory entities necessary to own, lease and operate its properties and to conduct businesses now operated by it, and (ii) all such Government Licenses are valid and in full force and effect. Except as disclosed in the General Disclosure Package and the Final Prospectus, or as would not result in a Material Adverse Change: (i) each of the Company and its subsidiaries is in compliance with the terms and conditions of all such Government Licenses; (ii) neither the Company nor any Significant Subsidiary has received any notice from any regulatory entity that allows, or after notice or lapse of time or both, would allow revocation, modification, suspension or termination of any Government License including any claim against the Company or any of the subsidiaries for repayment of any benefit received under State Aid Grants or would result in any other material impairment of the rights of the holder of any such Government License; and (iii) to the knowledge of the Company and its Significant Subsidiaries, no regulatory entity is considering limiting, suspending or revoking any Government License or is investigating any of them, other than ordinary course administrative and covenant compliance reviews.

(s) Title to Properties. The Company and its Significant Subsidiaries have good and marketable title in fee simple to all real property owned by the Company and its Significant Subsidiaries and have good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects, and any real property and buildings held under lease by the Company or any of its Significant Subsidiaries are held by them under valid, subsisting and enforceable leases, except such as: (i) are described in the General Disclosure Package and the Final Prospectus; or (ii) would not singularly or in the aggregate result in a Material Adverse Change.

(t) Tax Law Compliance. Except as would not result in a Material Adverse Change or as disclosed in the General Disclosure Package, the Company and each of its subsidiaries have accurately prepared and timely filed all federal, state, foreign, provincial and other tax returns that are required to be filed by it and has paid or made provision for the payment of all taxes, assessments, governmental or other similar charges, including without limitation, all sales and use taxes and all taxes that the Company and each of its subsidiaries is obligated to withhold from amounts owing to employees, creditors and third parties, with respect to the periods covered by such tax returns (whether or not such amounts are shown as due on any tax return). Except as would not result in a Material Adverse Change, no deficiency assessment with respect to a proposed adjustment of the Company’s or any of its subsidiaries’ federal, state, foreign, provincial or other taxes is pending or, to the knowledge of the Company, threatened. There is no tax lien, whether imposed by any federal, state, foreign, provincial or other taxing authority, outstanding for amounts overdue against the assets, properties or business of the Company or any of its subsidiaries, other than as disclosed in the General Disclosure Package and the Final Prospectus or as would not result in a Material Adverse Change.

(u) Company Not an “Investment Company.” The Company is not, or after receipt of payment for the Securities and the use of proceeds thereof as described in the General Disclosure Package and the Final Prospectus will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(v) Insurance. Each of the Company and its Significant Subsidiaries is insured by recognized, financially sound institutions with policies in such amounts and with such deductibles and covering such risks as management has reasonably deemed adequate and customary for their businesses. The Company has no knowledge that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change.

(w) No Price Stabilization or Manipulation. The Company has not taken or will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company or any of its subsidiaries to facilitate the sale or resale of the Securities.

(x) Solvency. The Company and its subsidiaries, taken as a whole, are, and immediately after each Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to the Company and its subsidiaries, taken as a whole, on a particular date, that on such date (i) the fair market value of their consolidated assets is greater than the total amount of their liabilities, (ii) the fair salable value of their consolidated assets is greater than the amount that they will be required to pay the probable liabilities on their debts as they become absolute and matured, (iii) they are able to realize upon their assets and pay their debts and other liabilities, including contingent obligations, as they mature, and (iv) they do not have unreasonably small capital to carry on their businesses as conducted and as proposed to be conducted, as set forth in the General Disclosure Package and the Final Prospectus.

(y) No Unlawful Contributions or Other Payments. Neither the Company nor any of its subsidiaries nor, to the best of the Company’s knowledge, any employee or agent of the Company or any subsidiary, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law or of the character necessary to be disclosed in the General Disclosure Package and the Final Prospectus in order to make the statements therein not misleading.

(z) Company’s Internal Control over Financial Reporting. Each of the Company and its subsidiaries makes and keeps accurate books and records and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) records are maintained in sufficient detail to accurately and fairly reflect the transactions and dispositions of the Company’s assets; (iv) access to assets is permitted only in accordance with management’s general or specific authorization; and (v) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company is not aware of (a) any significant deficiency in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls over financial reporting or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. There have been no changes in internal controls or, to the best of the Company’s knowledge, in other factors that could reasonably be expected to significantly affect internal controls since December 31, 2013.

(aa) Compliance with Environmental Laws. Except disclosed in the General Disclosure Package and the Final Prospectus or as would not, individually or in the aggregate, result in a Material Adverse Change: (i) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or its subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is in violation of any Environmental Law; (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the best of the Company’s knowledge, threatened against the Company or any of its subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law; and (iii) to the best of the Company’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of

Environmental Concern, that reasonably could result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law, except for those past or present actions, activities, circumstances, conditions, events or incidents which did not nor would not, individually or in the aggregate, result in a Material Adverse Change.

(bb) ERISA Compliance. The Company does not maintain, contribute to, or have any obligation to contribute to, and has never maintained, contributed to or had any obligation to contribute to, any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”)), which is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986.

(cc) Sarbanes-Oxley Act. The Company is in compliance in all material respects with provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it. The Company has adopted a written code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Since the adoption of its code of ethics, the Company has not made any amendment to or granted any waiver thereunder.

(dd) Disclosure Controls and Procedures. Except as disclosed in the General Disclosure Package and the Final Prospectus, the Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations thereunder, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. Without limiting the generality of the foregoing, except as disclosed in the General Disclosure Package and the Final Prospectus, the Company’s disclosure controls and procedures are effective to enable it to record, process, summarize, and report information required to be included in its filings with the Commission within the required time period, and to ensure that such information is accumulated and communicated to its management, including its Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

(ee) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) or presentation of market-related or statistical data contained in either the General Disclosure Package or the Final Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed in other than good faith.

(ff) Statistical and Market-Related Data. Any statistical and market-related data included in the General Disclosure Package and the Final Prospectus are based on or derived from sources that the Company reasonably believes to be reliable and accurate.

(gg) Foreign Corrupt Practices Act. None of the Company or any of its subsidiaries, nor, to the knowledge of the Company or any of its subsidiaries, any of their respective directors, officers, agents, employees, affiliates or other persons acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company and each of its subsidiaries and, to the knowledge of the Company and each of its subsidiaries, their respective affiliates have conducted their businesses in compliance with the FCPA.

(hh) Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency to which the Company is subject (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any of its subsidiaries, threatened.

(ii) Related Parties. No relationship, direct or indirect, that is required to be described under Item 404 of Regulation S-K, exists that is not described or incorporated by reference in the General Disclosure Package and the Final Prospectus.

(jj) OFAC. None of the Company or any of its subsidiaries, or, to the knowledge of any of the Company or any of its subsidiaries, any director, officer, agent, employee, affiliate or person acting on behalf of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(kk) Accuracy of Statements in the General Disclosure Package and Final Prospectus. The statements included or incorporated by reference in each of the General Disclosure Package and the Final Prospectus under the headings “Prospectus Supplement Summary—Summary Consolidated Financial and Operating Information,” “Selected Financial

Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” and “Legal Proceedings,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are, in all material respects, accurate and fair summaries of such legal matters, agreements, documents or proceedings.

Any certificate signed by an officer of the Company and delivered to the Underwriters or to its counsel shall be deemed to be a representation and warranty by the Company to the Underwriters as to the matters set forth therein.

SECTION 2. Purchase, Sale and Delivery of the Securities.

(a) On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of $6.75675 per share, the respective number of shares of Firm Securities set forth opposite the names of the Underwriters in Schedule A hereto.

(b) The Company will deliver the Firm Securities to or as instructed by the Representative for the accounts of the several Underwriters through the facilities of the Depositary Trust Company (the “DTC”) for the account of the Underwriters against payment of the purchase price for such Firm Securities by the Underwriters in Federal (same day) funds by wire transfer to an account specified by the Company at 9:00 a.m., New York time, on April 2, 2014, or at such other time not later than seven full business days thereafter as the Representative and the Company determine, such time being herein referred to as the “First Closing Date.” The documents to be delivered at the First Closing Date by or on behalf of the parties pursuant to Section 6 hereof, including the cross receipt for the Firm Securities, will be delivered at the office of Sangra Moller LLP, 1000 Cathedral Place, 925 West Georgia Street, Vancouver, B.C., V6C 3L2. For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Securities sold pursuant to the offering.

(c) In addition, upon written notice from the Representative given to the Company from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities. The Company agrees to sell to the Underwriters the number of shares of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased from the Company for the account of each Underwriter in the same proportion as the number of Firm Securities set forth opposite such Underwriter’s name bears to the total number of shares of Firm Securities (subject to adjustment by the Representative to eliminate fractions). No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representative to the Company.

(a) Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representative but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company will deliver the Optional Securities being purchased on each Optional Closing Date through the facilities of DTC for the account of the against payment of the purchase price therefor in Federal (same day) funds by wire transfer to an account specified by the Company. The documents to be delivered at each Optional Closing Date by or on behalf of the parties pursuant to Section 6 hereof, including the cross receipt for the Optional Securities, will be delivered at the above office of Sangra Moller LLP.

(b) It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Final Prospectus.

SECTION 3. Additional Covenants. The Company further covenants and agrees with the several Underwriters as follows:

(a) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representative, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.

(b) Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Representative of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representative a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Representative promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Securities Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Securities Act, the Company will promptly notify the Representative of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representative, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representative’s consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6 hereof.

(d) Rule 158. As soon as practicable, the Company will make generally available to its securityholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158.

(e) Furnishing of Prospectuses. The Company agrees to furnish the Underwriters, without charge, as many copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents as they shall have reasonably requested.

(f) Blue Sky Compliance. The Company shall cooperate with the Representative and its counsel to qualify or register the Securities for sale under (or obtain exemptions from the application of) the state securities or blue sky laws or Canadian provincial securities laws of those jurisdictions designated by the Representative (other than Quebec) (including as contemplated in Schedule D), shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. The Company will advise the Representative promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(g) Use of Proceeds. The Company shall apply the net proceeds from the sale of the Securities sold by it in the manner described under the caption “Use of Proceeds” in the General Disclosure Package and the Final Prospectus and, except as disclosed in the General Disclosure Package and the Final Prospectus, the Company does not intend to use any of the proceeds from the sale of the Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(h) Reporting Requirements. During the period of 5 years hereafter, the Company will furnish to the Representative and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representative (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Representative may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.

(i) Agreement Not to Offer or Sell Additional Securities. During the period beginning on the date hereof and ending on the day that is 90 days following the date of the Final Prospectus, the Company will not, without the prior written consent of the Representative (which consent may be withheld at the sole discretion of the Representative), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic consequences of ownership of, or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Common Stock (other than as contemplated by this Agreement).

(j) Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that could reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Securities.

The Representative may in its sole discretion, waive in writing the performance by the Company of any one or more of the foregoing covenants or extend the time for their performance.

SECTION 4. Free Writing Prospectuses.

(a) Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representative, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representative, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representative is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

SECTION 5. Payment of Expenses. Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company hereby agrees to pay all costs and expenses incident to the performance of the obligations of the Company hereunder, including the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the offering of the Securities; (ii) all expenses in connection with the preparation and printing of this Agreement, any Issuer Free Writing Prospectuses, any preliminary prospectus, and the Final Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof in connection with sale of the Securities; (iii) all expenses incident to the issuance and delivery of the Securities (including all printing and engraving costs); (iv) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Securities to the Underwriters; (v) all fees and expenses in connection with the registration of the Securities under the Exchange Act; (vi) all expenses in connection with the qualification or registration of the Securities for offering and sale under state securities laws, including the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky survey; (vii) the cost and charges of any transfer agent or registrar for the Securities, including the reasonable fees and disbursements of its counsel; (viii) any filing fees incident to, and any reasonable fees and disbursements of counsel to the Underwriters in connection with the review by the Financial Industry Regulatory Authority, Inc. (“FINRA”), if any, of the terms of the sale of the Securities; (ix) all fees and expenses incident to listing the Securities on the NASDAQ Global Market and the TSX; and (x) all travel expenses of the Company’s officers and employees and any other expenses of the Company incurred in connection with attending or hosting meetings, if any, with prospective purchasers of the Securities which, for the avoidance of doubt, may include (but not be limited to) the chartering of a private plane on which representatives of the Underwriters may accompany the Company’s officers.

SECTION 6. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities as provided herein on the First Closing Date and the Optional Securities as provided herein on each Optional Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Company set forth in Section 1 hereof as of the date hereof and as of such Closing Date as though then made and to the timely performance by the Company of their covenants and other obligations hereunder, and to each of the following additional conditions:

(a) Opinion of U.S. Counsel for the Company. At such Closing Date, you shall have received the opinion of Davis Wright Tremaine LLP, special U.S. counsel for the Company, dated such Closing Date, addressed to the Underwriters and substantially in the form attached hereto as Exhibit A-1. In giving such opinion, counsel may state that, insofar as such opinion involves factual matters, they have relied upon certificates of officers of the Company and certificates of public officials.

(b) Opinion of Canadian Counsel for the Company. At such Closing Date, you shall have received the opinion of Sangra Moller LLP, Canadian counsel for the Company, dated such Closing Date, addressed to the Underwriters and in substantially the form attached hereto as Exhibit A-2. In giving such opinion, counsel may state that, insofar as such opinion involves factual matters, they have relied upon certificates of officers of the Company and certificates of public officials.

(c) Opinion of U.S. Counsel for the Underwriters. At such Closing Date, you shall have received the opinion and letter of Latham & Watkins LLP, special U.S. counsel for the Underwriters, dated such Closing Date, addressed to the Underwriters and in form and substance reasonably satisfactory to the Underwriters, covering such matters as are customarily covered in such opinions.

(d) No Material Adverse Change. For the period from and after the date of this Agreement and prior to such Closing Date, in the judgment of the Representative, there shall not have occurred any Material Adverse Change.

(e) Officers’ Certificate. At such Closing Date, you shall have received a certificate of the Chief Executive Officer and President and the Chief Financial Officer of the Company in their capacities as officers of the Company and not in their personal capacities, dated as of such Closing Date, to the effect set forth in subsection (e) of this Section 6, and further to the effect that:

(i) the representations and warranties of the Company set forth in Section 1 hereof are accurate as of the date hereof and as of such Closing Date (or such other date as may be specified) with the same force and effect as though expressly made on such date;

(ii) as of such Closing Date, the obligations of the Company to be performed or complied with hereunder on or prior thereto have been duly performed or complied with; and

(iii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission.

(f) Accountants’ Comfort Letter. On the date hereof and at such Closing Date, you shall have received a comfort letter in respect of the General Disclosure Package and the Final Prospectus from PricewaterhouseCoopers LLP, independent registered public accountants for the Company, dated as of the date hereof and as of such Closing Date, addressed to the Underwriters and in form and substance reasonably satisfactory to the Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the General Disclosure Package and the Final Prospectus.

(g) Filing of Prospectuses. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 3(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or the Underwriters, shall be contemplated by the Commission.

(h) Additional Documents. The Company shall have furnished the Underwriters and their counsel with such other certificates, opinions or other documents as they may have reasonably requested.

(i) Lock-up Agreements. On or prior to the date hereof, the Representative shall have received a lock-up letter substantially in the form of Exhibit B hereto signed by the persons listed on Schedule C hereto.

(j) NASDAQ and TSX Listing. The Securities shall have been approved for listing on the NASDAQ Global Market, subject only to official notice of issuance and shall have been conditionally approved for listing on the TSX subject only to satisfaction by the Company of customary post-closing conditions imposed by the TSX in similar circumstances (the “Standard Listing Conditions” ).

The Representative may in its sole discretion waive compliance with any conditions to their obligations hereunder. If any condition specified in this Section 6 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Representative by notice to the Company at any time on or prior to each Closing Date, which termination shall be without liability on the part of any party to any other party, except that Section 5, Section 7, Section 8 and Section 9 shall at all times be effective and shall survive such termination.

SECTION 7. Reimbursement of Underwriters’ Expenses. If this Agreement is terminated by the Underwriters pursuant to Section 6 or Section 10, or if the sale to the Underwriter of the Securities on each Closing Date is not consummated because of any refusal, inability or failure on the part of the Company to perform any agreement herein or to comply with any provision hereof, the Company agrees to reimburse the Underwriters, upon demand, for all out-of-pocket expenses that shall have been reasonably incurred by the Underwriters in connection with the proposed purchase and the offering and sale of the Securities, including but not limited to fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.

SECTION 8. Indemnification.

(a) Indemnification of the Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its directors, officers, employees and agents and each person, if any, who controls such Underwriter within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Underwriter or such officer, employee or controlling person may become subject, under the Securities Act, the Exchange Act or other federal, state or provincial statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based: (i) upon any untrue statement or alleged untrue statement of a material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, any Issuer Free Writing Prospectus or any MJDS prospectus, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein not misleading; or (ii) in whole or in part upon any inaccuracy in the representations and warranties of the Company contained herein; or (iii) in whole or in part upon any failure of the Company to perform its obligations hereunder or under law; or (iv) any act or failure to act or any alleged act or failure to act by such Underwriter in connection with, or relating in any manner to, the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon any matter covered by clause (i) above, provided that the Company shall not be liable under this clause (iv) to the extent that a court of competent jurisdiction shall have determined by a final judgment that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by such Underwriter through its gross negligence or willful misconduct; and to reimburse the such Underwriter, its officers, directors, employees, agents and each such controlling person for any and all expenses (including the fees and disbursements of counsel chosen by the Representative) as such expenses are reasonably incurred by such Underwriter or its officers, directors, employees, agents or such controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative expressly for use in the Registration Statement, any Statutory Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus or any MJDS prospectus. The Company hereby acknowledges that the only information that the Underwriters have furnished to the Company expressly for use in the Registration Statement, any Statutory Prospectus, the Final Prospectus or any Issuer Free Writing consists of the following information in the Final Prospectus: the selling concession figure set forth in the fourth paragraph, and the statements set forth in the eleventh paragraph, concerning stabilization activities and penalty bids by the Underwriters, under the caption “Underwriting.” The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that the Company may otherwise have.

(b) Indemnification of the Company and its Directors and Officers. Each Underwriter will severally and not jointly indemnify and hold harmless the Company and its directors and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Company or any such director, or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal, state or provincial statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Representative), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue or alleged untrue statement of a material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, any Issuer Free Writing Prospectus or any MJDS prospectus, or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, and only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, any Statutory Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus or any MJDS prospectus, in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative expressly for use therein (it being understood and agreed that the only such information furnished by the Underwriters consists of the information described as such in the penultimate sentence of Section 8(a) above); and to reimburse the Company or any such director or controlling person for any legal and other expenses reasonably incurred by the Company or any such director or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that the Underwriters may otherwise have.

(c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof, but the failure to so notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, which such approval shall not be unreasonably withheld, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (other than local counsel), reasonably approved by the indemnifying party, representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(d) Settlements. The indemnifying party under this Section 8 shall not be liable for any settlement of any proceeding effected without its written consent, which shall not be withheld unreasonably, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by

Section 8(a) and (b) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

SECTION 9. Contribution. If the indemnification provided for in Section 8 is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Underwriters, on the other hand, in connection with the statements or omissions or inaccuracies in the representations and warranties herein which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company, and the total underwriting discounts and commissions received by the Underwriters bear to the aggregate initial offering price of the Securities. The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact or any such inaccurate or alleged inaccurate representation or warranty relates to information supplied by the Company, on the one hand, or the Underwriters, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or inaccuracy.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 8 with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 9; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 8 for purposes of indemnification.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation (even if the Underwriters were treated as one entity for such purpose) which does not take account of the equitable considerations referred to in this Section 9.

Notwithstanding the provisions of this Section 9, no Underwriter shall be required to contribute any amount in excess of the underwriting discounts and commissions received by it in connection with the Securities distributed by it. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9, each director, officer and employee of any Underwriter and each person, if any, who controls any Underwriter within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Underwriter, and each director of the Company and each person, if any, who controls the Company within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Company.

SECTION 10. Termination of this Agreement. The Representative shall be entitled, in its absolute discretion, to terminate, without liability, its obligations under this Agreement by giving written notice to that effect to the Company at or prior to each Closing Date if: (i) trading in the Company’s securities on the Nasdaq Global Market or the TSX has been suspended or made subject to material limitations; (ii) trading on the New York Stock Exchange, on the Nasdaq Global Market or on the TSX shall have been suspended or been made subject to material limitations, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required, on the New York Stock Exchange or on the Nasdaq National Market or the TSX or by order of the Commission, FINRA or any other governmental authority having jurisdiction; (iii) a banking moratorium has been declared by a state, provincial or federal authority in the United States, Germany or Canada; (iv) there has occurred any outbreak or escalation of hostilities or declaration of war, national emergency, act of terrorism or other national or international calamity or crisis or change in economic, financial or political conditions if the effect of such outbreak, escalation, declaration, emergency, calamity, crisis or change on the financial markets of the United States, Germany or Canada, or on the business of the Company and its subsidiaries taken as a whole, makes it impracticable or inadvisable to proceed with the offering, sale and delivery of the Securities on the terms contemplated by the General Disclosure Package and the Final Prospectus (exclusive of any supplement thereto); or (v) in relation to the Company or the Securities, any inquiry, investigation or other proceeding is commenced, threatened or announced or any order or ruling is issued by any officer of such exchange or market, or by the Commission, any of the Canadian Securities Commissions or any other regulatory authority in Canada or the United States, or if any law or regulation under or pursuant to any statute of Canada or of any province thereof or of the United States or any state or territory thereof is promulgated or changed which, in the opinion of the Representative, operates to prevent or materially restrict trading in or the distribution of the Securities in the United States; or (vi) in the judgment of the Representative there shall have occurred any Material Adverse Change. Any termination pursuant to this Section 10 shall be without liability on the part of (i) the Company to the Underwriters, except that the Company shall be obligated to reimburse the expenses of the Underwriters pursuant to Sections 5 and 7 hereof, (ii) the Underwriters to the Company, or (iii) any party hereto to any other party except that the provisions of Section 8 and Section 9 shall at all times be effective and shall survive such termination.

SECTION 11. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Securities hereunder on either the First or any Optional Closing Date and the aggregate number of shares of Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Securities that the Underwriters are obligated to purchase on such Closing Date, the Representative may make arrangements satisfactory to the Company for the purchase of such Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representative and the Company for the purchase of such Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 12 (provided, that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability it may have to the Company or any non-defaulting Underwriter for its default.

SECTION 12. Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company, of its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Company or any of their respective partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Securities sold hereunder and any termination of this Agreement.

SECTION 13. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Underwriters:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, N.Y. 10010-3629

Attention: LCD-IBD

with copies to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071

Facsimile: (213) 891-8763

Attention: Mark A. Stegemoeller

If to the Company:

Mercer International Inc.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia

Canada V6C 1G8

Facsimile: (604) 684-1094

Attention: Chief Financial Officer

with a copy to:

Sangra Moller LLP

Barristers & Solicitors

1000 Cathedral Place

925 West Georgia Street

Vancouver, British Columbia

Canada V6C 3L2

Facsimile: (604) 669-8803

Attention: Harjit Sangra

Any party hereto may change the address for receipt of communications by giving written notice to the others.

SECTION 14. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and to the benefit of the employees, officers and directors and controlling persons referred to in Section 8 and Section 9, and in each case their respective successors, and no other person will have any right or obligation hereunder.

SECTION 15. Representation of Underwriters. The Representative will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representative will be binding upon all the Underwriters.

SECTION 16. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 17. Governing Law Provisions. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE.

(a) Consent to Jurisdiction. The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court.

SECTION 18. No Fiduciary Duty. The Company hereby acknowledges that the Representative has been retained solely to act as an underwriter in connection with the purchase and sale of the Securities. The Company further acknowledges that the Representative is acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis and in no event do the parties intend that the Representative act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person in connection with any activity that the Representative may undertake or has undertaken in furtherance of the purchase and sale of the Securities, either before or after the date hereof. The Representative hereby expressly disclaims any fiduciary or similar obligations to the Company, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Company hereby confirms its understanding and agreement to that effect. The Company and the Representative agree that they are each responsible for making their own independent judgments with respect to any such transactions, and that any opinions or views expressed by the Representative to the Company regarding such transactions, including but not limited to any opinions or views with respect to the price or market for the Securities, do not constitute advice or recommendations to the Company. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Representative with respect to any breach or alleged breach of any fiduciary or similar duty to the Company in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions. The Company has been advised that the Representative and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Representative has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship.

SECTION 19. General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours, Mercer International Inc.

By:	/s/ Jimmy S.H. Lee
Name: Jimmy S.H. Lee Title: President and Chief Executive Officer

By:	/s/ David M. Gandossi
Name: David M. Gandossi Title: Chief Financial Officer

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Kirill Novikov
Name: Kirill Novikov Title: Managing Director

Acting on behalf of itself and as the

Representative of the several Underwriters

SCHEDULE A

Underwriter	Number of Firm Securities
Credit Suisse Securities (USA) LLC	5,600,000
Raymond James & Associates, Inc.	1,400,000

Total	7,000,000

Schedule A

SCHEDULE B

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

None.

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

The initial price to the public of the Securities: $7.15 per share.

Schedule B

SCHEDULE C

List of Persons Subject to Lock-Up

Jimmy S.H. Lee

Eric Lauritzen

William D. McCartney

Graeme A. Witts

Bernard Picchi

James Shepherd

Keith Purchase

Nancy Orr

David M. Gandossi

Claes-Inge Isacson

David Ure

Wolfram Ridder

Leonhard Nossol

Richard Short

David M. Cooper

Eric X. Heine

Genevieve Stannus

Brian Merwin

Schedule C

SCHEDULE D

CANADIAN OFFERS AND SALES

1.	Certain Representations and Warranties of the Company. The Company represents and warrants to and agrees with each of the Underwriters that:

(a)	the Company is eligible to file a “preliminary MJDS prospectus”, an “MJDS prospectus”, “an amendment to a preliminary MJDS prospectus”, and “an amendment to an MJDS prospectus” for a distribution of the Securities in Canada under National Instrument 71-101 of the Canadian securities administrators (“NI 71-101”);

(b)	the Company has filed all documents required to be filed by it under National Instrument 51-102 of the Canadian securities administrators and at the time of such filing, such documents did not contain a misrepresentation as defined under the Securities Act (British Columbia) (a “Misrepresentation”);

(c)	the Company is an “SEC Foreign Issuer” as such term is defined in Canadian National Instrument 71-102 of the Canadian securities administrators (“NI 71-102”), and was at the time of any filing of any document under NI 71-102 eligible to do so;

(d)	the Company is not the subject of a cease trade order, or management cease trade order, issued by the Canadian Regulatory Authorities, or any of them, and the Company is, to the best of its knowledge, not aware of any such order being contemplated or threatened by the Canadian Regulatory Authorities, or any of them;

(e)	the Company has filed with the Canadian Regulatory Authorities a preliminary MJDS prospectus supplement, dated March 24, 2014 that included the MJDS prospectus filed in Canada, dated December 14, 2012 (the “Canadian Preliminary MJDS Prospectus Supplement”) in accordance with NI 71-101 and other applicable Canadian securities laws and regulations of the Canadian Regulatory Authorities and the Canadian Preliminary MJDS Prospectus Supplement conformed in all material respects to the requirements of applicable Canadian securities laws and regulations of the Canadian Regulatory Authorities and did not contain a misrepresentation;

2.	Certain Covenants of the Company. The Company hereby agrees:

(a)	the Company shall file with the Canadian Regulatory Authorities the prospectus supplement, to be dated March 27, 2014 including the MJDS prospectus filed in Canada, dated December 14, 2012 (the “Canadian MJDS Prospectus Supplement”) with such modifications, amendments or supplements as are required under NI 71-101 in order to permit the distribution, or distribution to the public, of Shares in the Canadian jurisdictions over which the Canadian Securities Regulatory Authorities have jurisdiction (the “Qualifying Canadian Jurisdictions”) and the Canadian MJDS Prospectus Supplement shall conform in all material respects to the requirements of applicable Canadian securities laws and regulations of the Canadian Regulatory Authorities and will not contain a misrepresentation;

Schedule D

(b)	the Company shall make the filings with the Canadian Regulatory Authorities contemplated in Section 2(a) of this Schedule D concurrently with any related filing made by the Company with the Commission, or as promptly as possible thereafter;

(c)	the Company will comply with the provisions of NI 71-101 and file, within the time periods required by NI 71-101, such additional certificates, documents, documents incorporated by reference, and any other materials required by NI 71-101 so as to qualify, or continue to qualify, the Securities for distribution, or distribution to the public, in the Qualifying Canadian Jurisdictions;

(d)	the Company will make available to the Underwriters or their affiliates at such locations in Canada that they may reasonably request, as many copies of the Canadian MJDS Prospectus Supplement as amended or supplemented in accordance with NI 71-101 as the Underwriters or their affiliates may reasonably request for the purposes contemplated by applicable Canadian securities laws; and

(e)	the Company agrees that the Underwriters will have the full cooperation of the Company’s management to provide such assistance in marketing the offering of the Securities as the Underwriters may reasonably require, including in connection with the preparation of any “marketing materials”, if any, as such term is defined in National Instrument 41-101—General Prospectus Requirements (“NI 44-101”). If any “marketing materials” are prepared, the Company also agrees to approve a template version of any such marketing materials, acting reasonably, and, unless the exemption for U.S. cross border offerings set out in Section 9A.5 of National Instrument 44-102 of the Canadian securities administrators is available, to file such template version on SEDAR as soon as practical and no later than on the day that such materials have or will be used.

3.	Certain Covenants of the Underwriters. The Underwriters hereby severally agree:

(a)	during the period of distribution, or distribution to the public, of the Securities by or through the Underwriters, the Underwriters will offer and sell the Securities to the public in Canada in the Qualifying Canadian Jurisdictions only and otherwise on the terms and conditions set forth in this Agreement. For the purposes of this Section 3(a), the Underwriters and their affiliates shall be entitled to assume that the Securities are qualified for distribution in any Qualifying Canadian Jurisdiction where a receipt or applicable decision document has been issued with respect to an MJDS prospectus or an amendment to an MJDS prospectus;

(b)	the Underwriters will comply with the securities laws of the Qualifying Canadian Jurisdictions in connection with the offer to sell and the distribution, or distribution to the public, of the Securities, in such jurisdictions;

(c)	the Underwriters will only solicit purchasers, make offers and complete sales of Securities in the Qualifying Canadian Jurisdictions through affiliates of the Underwriters duly registered under applicable Canadian securities laws as an investment dealer, or in any other category of registration that permits solicitations, offers, and sales of shares to the public in the Qualifying Canadian Jurisdictions (the “Underwriters’ Canadian Affiliates”);

Schedule D

(d)	the Underwriters, and the Underwriters’ Canadian Affiliates, will comply with the provisions of NI 71-101 and other Canadian securities laws applicable to them, and will file, or cause to be filed, within the time periods required by NI 71-101 or otherwise under Canadian securities law, such certificates and any other materials required by NI 71-101 or otherwise under Canadian securities law to be filed by them; and

(e)	the Underwriters have not and will not make use of any “marketing materials” as defined in NI 41-101 in respect of the solicitation of offers to purchase and the sale of Securities without prior approval of the Company, which shall not be unreasonably withheld.

Schedule D

EXHIBIT A-1

Form of Opinion of Davis Wright Tremaine LLP

1	The Company is a corporation validly existing under the laws of the State of Washington.

2	The Company has all necessary corporate power and authority to conduct its business as described in the General Disclosure Package and the Final Prospectus, to offer, issue and sell the Securities and to perform its obligations under this Agreement.

3	The Company has an authorized capitalization as set forth under the caption “Capitalization” in the General Disclosure Package and the Final Prospectus; the Securities conform in all material respects to the description thereof contained in the General Disclosure Package and the Final Prospectus.

4	The Underwriting Agreement has been duly authorized by all necessary action on the part of the Company, and has been duly executed and delivered on behalf of the Company.

5	The Securities to be issued and sold by the Company pursuant to the Underwriting Agreement have been duly authorized by all necessary action of the Company and, when issued to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights arising from the Articles of Incorporation and By-laws of the Company.

6	The execution, delivery, and performance of this Agreement, and the issuance and sale of the Securities in compliance with the terms and provisions thereof by the Company, do not violate (i) any provision of the Articles of Incorporation or By-laws of the Company, or (ii) any federal, Washington statute, rule or regulation generally applicable to transactions such as those contemplated by this Agreement.

7	The issuance of the Securities by the Company will not require approval of the shareholders of the Company under the laws of the State of Washington.

8	No consent, approval, authorization, order, registration, filing or qualification of or with any court or any public, governmental, or regulatory agency or body having jurisdiction over the Company or any of its properties or assets not already obtained or made by the Company as of the date of this opinion letter is required under any law or regulation of the United States or of the State of Washington for the execution, delivery and performance of this Agreement or the issuance and sale of the Securities by the Company, except for such as may be required under state securities or Blue Sky laws or as may be required by FINRA in connection with the purchase and distribution of the Securities by the Underwriter (as to which such counsel expresses no opinion).

Exhibit A-1

9	The Company is not, and will not become, as a result of the consummation of the transactions contemplated by the Underwriting Agreement, and application of the net proceeds therefrom as described in the General Disclosure Package and the Final Prospectus, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

10	The Registration Statement has become effective under the Act, the Final Prospectus was filed with the Commission pursuant to the subparagraph of Rule 424(b) on [ ● ], 2014, and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act.

11	The Registration Statement, as of the Effective Time relating to the Securities, and the Final Prospectus, as of the date of this Agreement, and each amendment or supplement thereto, as of this date, complied as to form in all material respects with the requirements of the Securities Act and the Rules and Regulations.

Exhibit A-1

EXHIBIT A-2

Form of Opinion of Sangra Moller LLP

1.	The Company is a “reporting issuer”, or its equivalent, in each of the Qualifying Canadian Jurisdictions (as defined in Schedule D) and it is not listed as in default of any requirement of the securities laws of any of the Qualifying Canadian Jurisdictions.

2.	All necessary documents have been filed, all requisite proceedings have been taken and all approvals, permits and consents of the appropriate regulatory authority have been received in each of the Qualifying Canadian Jurisdictions to qualify the distribution of the Securities in each of the Qualifying Provinces through persons who are registered under applicable legislation and who have complied with the relevant provisions of such applicable legislation.

3.	Subject only to Standard Listing Conditions, the Securities have been conditionally listed on the TSX.

4.	To such counsel’s knowledge and other than as set forth or incorporated by reference in the General Disclosure Package and the Final Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject that is likely to, individually or in the aggregate, have a Material Adverse Effect; and, to such counsel’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

5.	To such counsel’s knowledge, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby by the Company do not and will not (A) conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or any other agreement, instrument, franchise, license or permit listed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 to which the Company or any of its subsidiaries may be bound, or (B) violate or conflict with any applicable laws of the Province of British Columbia or the federal laws of Canada applicable therein, or any judgment, decree, order, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Company or any of its significant subsidiaries or any of their respective properties or assets. For purposes of this opinion, counsel may assume that all courts of competent jurisdiction would enforce agreements and orders not expressly governed by Canadian law as written but would apply the laws of the Province of British Columbia.

6.	The statements set forth in the General Disclosure Package and the Final Prospectus under the caption “Description of Capital Stock,” insofar as they purport to constitute a summary of the Securities, are accurate summaries in all material respects.

Exhibit A-2

In addition, such opinion shall also contain a statement that such counsel has participated in conferences with officers and representatives of the Company, representatives of the independent registered public accountants for the Company and the Underwriters at which the contents of the Registration Statement, any Statutory Prospectuses, any Issuer Free Writing Prospectuses and the Final Prospectus and related matters were discussed and, as a result of such participation but without independently verifying and passing upon the accuracy, completeness or fairness thereof, (relying with respect to factual matters to the extent such counsel deemed appropriate upon statements by officers of the Company) no facts have come to the attention of such counsel that cause such counsel to believe that any part of the Registration Statement, as of the Effective Time (which you have advised us was 5:00 p.m. (Eastern time) on March 27, 2014) relating to the Securities or as of any Closing Date, or any amendment thereto, as of its effective time or as of such Closing Date, contained or contains an untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the Final Prospectus, as of the date of the Underwriting Agreement or as of any Closing Date, or any amendment or supplement thereto, as of its issue date or as of such Closing Date, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; such counsel have no reason to believe that the General Disclosure Package, as of the Applicable Time or as of such Closing Date, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that such counsel need express no belief or opinion with respect to the financial statements, schedules, or other financial or accounting data included or incorporated by reference therein or omitted therefrom).

Exhibit A-2

EXHIBIT B

Form of Lock-Up Agreement

[Attached]

Exhibit B

LOCK-UP AGREEMENT

March 24, 2014

Mercer International Inc.

700 West Pender Street, Suite 1120

Vancouver, British Columbia, Canada

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

Raymond James & Associates, Inc.

Suite 2100

925 West Georgia Street

Vancouver, BC V6C 3L2

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

Re:	Proposed Public Offering by Mercer International Inc.

Dear Sirs:

As an inducement to the underwriters to execute the Underwriting Agreement (the “Underwriting Agreement”), pursuant to which a public offering of the common stock, $1.00 par value per share (the “Securities”), of Mercer International Inc., and any successor (by merger or otherwise) thereto, (the “Company”), will be made, the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities USA (LLC) (“Credit Suisse”); provided, however, that notwithstanding anything else contained herein to the contrary, the undersigned will be permitted during the Lock-Up Period to dispose of Securities held by the undersigned to the extent necessary to satisfy the undersigned’s tax obligations in connection with the vesting of performance share units granted under the Company’s 2010 Stock Incentive Plan. In addition, the undersigned agrees that, without the prior written consent of Credit Suisse, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 90 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement, to which you are or expect to become parties; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse waives, in writing, such extension.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the

34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

Any Securities received upon exercise of options granted to the undersigned will also be subject to this Lock-Up Agreement. Any Securities acquired by the undersigned in the open market will not be subject to this Lock-Up Agreement. A transfer of Securities to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer, such transfer shall not involve a disposition for value and no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period).

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions in this Lock-Up Agreement shall be equally applicable to any issuer-directed Securities the undersigned may purchase in the above-referenced offering.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Lock-Up Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before June 30, 2014. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of page intentionally left blank]

Very truly yours,

[Name of stockholder]